Exhibit 99.1
VeriFone Appoints Eitan Raff to Board of Directors
Bank Chairman to Succeed Private Equity Representative on Board
SAN JOSE, CA — August 14, 2007 — VeriFone Holdings, Inc. (NYSE: PAY), the world’s leading provider of electronic payment solutions, today announced the appointment of Eitan Raff to its Board of Directors, effective October 1, 2007. Mr. Raff is the Chairman of Bank Leumi, Israel’s second largest bank, and is also the Chairman of the Management Committee of Hebrew University. Mr. Raff previously served as the Accountant General (Treasurer) for the State of Israel.
Mr. Raff is succeeding Craig Bondy, a principal of GTCR Golder Rauner, LLC who has served on the VeriFone board since 2002. Mr. Bondy’s departure, effective October 1, 2007, is part of an orderly transition of ownership and control underway since VeriFone’s IPO in April 2005. GTCR shall now be represented by one director on the VeriFone board and owns approximately 13 percent of the outstanding common stock of VeriFone.
Douglas G. Bergeron, Chairman and CEO, said: “We are truly honored to have Eitan Raff join our Board. He is a respected globalist and authority on the economic development of the financial services industry in the emerging markets.”
Mr. Bergeron added: “Craig Bondy has been an incredible asset and contributor to VeriFone for over five years. During this period, VeriFone has created billions of dollars of value for its shareholders and for GTCR’s investors. Craig has become a dear friend to me and to our company and its employees.”
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About VeriFone Holdings, Inc. (www.verifone.com)
VeriFone Holdings, Inc. (“VeriFone”) (NYSE: PAY) is the global leader in secure electronic payment solutions. VeriFone provides expertise, solutions and services that add value to the point of sale with merchant-operated, consumer-facing and self-service payment systems for the financial, retail, hospitality, petroleum, government and healthcare vertical markets. VeriFone solutions are designed to meet the needs of merchants, processors and acquirers in developed and emerging economies worldwide.
Investor Contact:
William Nettles — Vice President Corporate Development & IR
Tel: 408-232-7979
Email: ir@verifone.com
Editorial Contact:
Pete Bartolik
VeriFone Public Relations
Tel: 508-283-4112
Email: pete_bartolik@verifone.com
VeriFone, Inc.
2099 Gateway Place, Suite 600 San Jose, CA, 95110 USA